UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2012

POWERVERDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27866	88-0271109
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 S. Dixie Highway Suite 4-B

Coral Gables, FL 33146

(Address of principal executive offices)

(623) 780-3321

(Registrant’s telephone number, including area code)

23429 NE 35th Drive

Glendale, Arizona 85310

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “PowerVerde,” the “Company,” “us,” “our” or “we” are to PowerVerde, Inc.

Item 1.01 Entry into Membership Interest Purchase Agreement.

On March 30, 2012, the Company entered into a Membership Interest Purchase Agreement (the “Agreement”) with Bryce Johnson (“Johnson”), Paul Kelly (“Kelly”) and Vince Hils (“Hils”), each individuals (collectively, the “Sellers”). The Agreement was made substantially in accordance with the terms of the Binding Letter of Intent for Acquisition entered into by the Company and the Sellers on November 1, 2011. Pursuant to the Agreement, the Company acquired from the Sellers 100% of the membership interests (the “Interests”) in Cornerstone Conservation Group LLC an Arizona limited liability company (“Cornerstone”). As a result, the Company indirectly owns all of Cornerstone’s intellectual property described on Exhibit “A” attached to the Agreement. In consideration for the Interests, the Company issued (i) 2,260,000 shares of its common stock to the Sellers and their affiliates; and (ii) fully vested five–year warrants to purchase an aggregate of 300,000 shares of the Company’s common stock, consisting of 50,000 shares to Johnson at an exercise price of $2.00 per share, exercisable beginning January 1, 2012, 50,000 shares to Kelly at an exercise price of $2.00 per share, exercisable beginning January 1, 2012, 50,000 shares to Johnson at an exercise price of $3.00 per share, exercisable beginning July 1, 2012, 50,000 shares to Kelly at an exercise price of $3.00 per share, exercisable beginning July 1, 2012, 50,000 shares to Johnson at an exercise price of $4.00 per share, exercisable beginning January 1, 2013, and 50,000 shares to Kelly at an exercise price of $4.00 per share, exercisable beginning January 1, 2013.

A copy of the Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit No.	Exhibit Description

10.1	Membership Interest Purchase Agreement, dated March 30, 2012, by and between PowerVerde, Inc. and Cornerstone Conservation Group LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERVERDE, INC.

Dated: April 5, 2012	By:	/s/ Richard H. Davis
Richard H. Davis
Chief Executive Officer